Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-186823) and related Prospectus of Enersis S.A. of our reports dated April 30, 2015, with respect to the consolidated financial statements of Enersis S.A. and subsidiaries and the related financial statement schedule of Enersis S.A.’s condensed unconsolidated financial information, and the effectiveness of internal control over financial reporting of Enersis S.A. and subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2014.

/s/ EY Ltda.

EY Ltda.

Santiago, Chile

April 30, 2015